NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES NEW $100 MILLION EXPANSION OF 2024 SHARE REPURCHASE PROGRAM AND RAISES MINIMUM ANNUAL REPURCHASE PLAN TO $60 MILLION FOR 2025

DAVIDSON, N.C. – December 16, 2024 -- Curtiss-Wright Corporation (NYSE: CW) today announced a $100 million expansion of its 2024 share repurchase program, which it expects to complete via a 10b5-1 program by the end of the year. This program will be conducted in concurrence with the existing $50 million share repurchase program being executed this year, and follows the recent completion of a $100 million opportunistic program that was executed in the third quarter. As a result, the Company now expects annual share repurchases of $250 million in 2024.

Beginning in January 2025, the Company also expects to repurchase $60 million in shares via a 10b5-1 program, an increase from the prior $50 million annual plan, which is expected to offset potential dilution from compensation plans.

“We are pleased to announce this new $100 million expansion of our 2024 repurchase program and increase to our annual share buyback commitment,” said Lynn M. Bamford, Chair and Chief Executive Officer of Curtiss-Wright Corporation. “These increases are enabled by our healthy balance sheet and support our continued expectations for strong growth in profitability and free cash flow. Overall, we maintain a strong focus on disciplined capital allocation centered on pursuing strategic acquisitions as an accelerator to organic growth, reinvesting in our business, and returning capital to shareholders through share repurchase and dividend distributions.”

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Power, Process and Industrial markets. We leverage a workforce of approximately 8,600 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.